Exhibit 99.1

Watsco Reports 2016 Second Quarter Results;

Sales Momentum Building into Third Quarter

After Late Start to Summer Season

Record Sales, Net Income & EPS for First Half of 2016;

Annual Dividend Boosted 24% to $4.20 Per Share From Strong Cash Flow

MIAMI, FLORIDA – (BUSINESS WIRE), July 22, 2016 – Watsco, Inc. (NYSE: WSO) reported its results for the second quarter and six-month periods ended June 30, 2016.

Second Quarter Results

Sales trends:

•	1% sales decline to $1.21 billion (flat on a same-store basis)

•	1% decrease in HVAC equipment (67% of sales)

•	3% decrease in other HVAC products (28% of sales)

•	8% growth in commercial refrigeration products (5% of sales)

Key performance metrics:

•	2% decrease in earnings per share to $1.82

•	1% decrease in gross profit

•	6% decline in operating income to $118 million

•	$57 million increase in operating cash flow

Albert H. Nahmad, Watsco’s Chairman and CEO, stated: “Our summer selling season started later than normal this year, and record sales and profits in June were insufficient to offset softer business conditions during the early part of the quarter. July sales trends have accelerated to double-digit growth and we believe profits will follow. Looking long-term, we remain very positive about our basic fundamentals – the execution of industry-leading technologies, continued acceptance by consumers of higher-efficiency replacement HVAC systems, a culture driven to gain market share, improved operating efficiency and the strategic use of our balance sheet to grow our business.”

Mr. Nahmad added: “Watsco has produced $337 million of operating cash flow over the last 12 months, or over $10.00 per share. Given this cash flow and our continued confidence in our business, we are pleased to increase Watsco’s annual dividend by 24% to $4.20 per share beginning with our October quarterly payment. As evidenced by our long-term track record, it is always our intention to share cash flow through increasing dividends while retaining the ability to invest in our network and evaluate additional opportunities that come our way.”

First Half 2016 Results

Sales trends:

•	2% sales growth to a record $2.07 billion

•	2% growth in HVAC equipment (66% of sales), including 3% growth in the U.S.

•	Flat sales for other HVAC products (29% of sales)

•	7% growth in commercial refrigeration products (5% of sales)

Key performance metrics:

•	1% earnings per share growth to a record $2.54

•	1% increase in gross profit to a record $504 million

•	2% decline in operating income to $168 million

•	2% increase in net income to a record $90 million

•	$116 million improvement in operating cash flow

•	$166 million debt reduction versus a year ago (32% decrease in interest costs)

Results for the first half of 2016 and second quarter include a $2.3 million income tax benefit (6 cents per share) relating to the Company’s early adoption of Accounting Standards Update 2016-09, Improvements to Employee-Share-Based Payment Accounting, issued by the Financial Accounting Standards Board on March 30, 2016.

Technology Strategy

Watsco has established itself as the leader in the HVAC distribution industry and produced a 21% compounded annual total-shareholder-return over the last 25 years. A variety of scalable technologies were recently launched to transform Watsco into a modern, data-based company to outperform in the digital era.

Watsco’s goals are to further strengthen its leadership position, accelerate sales and profit growth through innovation, increase the speed, convenience and efficiency in serving customers and to extend Watsco’s reach into new geographies and sales channels. Watsco believes its scale and large number of locations for product fulfillment relative to its competitors offer an advantage as the digital marketplace progresses.

Since 2012, Watsco’s technology team has grown from approximately 60 employees to 170 employees while achieving record levels of operating performance. Financial performance during the first-half of 2016 reflects an increase of $2.5 million in technology-related costs (4 cents per share for the six-month period and 2 cents per share for the second quarter). The present annual run-rate for technology related costs is approximately $23 million.

Examples of innovations that Watsco has created and launched to enhance the buying experience for its 88,000 customers and the service capabilities of personnel at its 563 locations:

•	Mobile apps and other on-line tools to enable e-commerce using the industry’s most data-rich catalog of product information.

•	Business intelligence and data analytics to enable more insightful decision-making by more than 600+ P&L managers across the company.

•	Supply chain optimization to improve fill-rates, increase inventory turns and reduce infrastructure costs over the long-term.

•	Tools to improve operational efficiency for 7+ million annual customer transactions.

A.J. Nahmad, Watsco’s President, stated: “Although we are still in the early stages of our introduction and launch of these technologies, we are encouraged by the adoption of e-commerce by an increasing number of customers, the growth of unique users of our mobile apps, the expansion of our data-driven culture and the inventory reductions that are being achieved. We have much more to learn and to accomplish, but we are pleased with our progress thus far.”

Dividends & Cash Flow

Watsco has paid dividends for over 40 consecutive years. The Company’s philosophy is to share increasing amounts of cash flow through higher dividends while maintaining a conservative financial position. Today we announced a 24% increase in our annual dividend rate to $4.20 per share effective October 2016. Future increases in dividends will be considered in light of investment opportunities, cash flow, general economic conditions and the Company’s overall financial condition.

The Company has targeted cash flow from operations to exceed net income in 2016. From 2000 to 2015, Watsco’s operating cash flow was approximately $1.6 billion compared to net income of approximately $1.5 billion, surpassing the Company’s stated goal of generating cash flow in excess of net income.

Conference Call Information

Date: July 22, 2016

Time: 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

A replay of the conference call will be available on the Company’s website.

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measures of same-store basis. Information referring to “same-store basis” excludes the effects of locations acquired or locations opened or closed during the immediately preceding 12 months unless they are within close geographical proximity to existing locations. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP).

About Watsco

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. There are approximately 89 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. This is especially important since heating and cooling accounts for approximately half of the energy consumed in a typical U.S. home.

Watsco’s traditional sales channel is through one of its 563 locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. This network has been built over the last 25 years and serves 88,000 active customers. Watsco is developing and investing in technologies to enable sales via e-commerce, on-line marketplaces and through the retail sales channel. As the industry leader, we believe that significant growth potential remains given that the marketplace for HVAC/R products at the consumer level is estimated to be $80 billion annually. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues	$1,214,435	$1,223,439	$2,065,859	$2,032,411
Cost of sales	922,574	928,194	1,561,551	1,532,941

Gross profit	291,861	295,245	504,308	499,470
Gross profit margin	24.0%	24.1%	24.4%	24.6%

SG&A expenses	174,271	170,386	336,050	327,603

Operating income	117,590	124,859	168,258	171,867
Operating margin	9.7%	10.2%	8.1%	8.5%

Interest expense, net	1,054	1,630	2,040	3,007

Income before income taxes	116,536	123,229	166,218	168,860
Income taxes	35,112	38,988	50,620	53,319

Net income	81,424	84,241	115,598	115,541
Less: net income attributable to noncontrolling interest	16,803	18,818	25,440	27,070

Net income attributable to Watsco	$64,621	$65,423	$90,158	$88,471

Diluted earnings per share:
Net income attributable to Watsco shareholders	$64,621	$65,423	$90,158	$88,471
Less: distributed and undistributed earnings allocated to non-vested (restricted) common stock	5,251	5,179	7,302	6,917

Earnings allocated to Watsco shareholders	$59,370	$60,244	$82,856	$81,554

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	32,606,336	32,477,262	32,576,326	32,454,298
Diluted earnings per share for Common and Class B common stock	$1.82	$1.85	$2.54	$2.51

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30, 2016	December 31, 2015
Cash and cash equivalents	$30,544	$35,229
Accounts receivable, net	606,510	451,079
Inventories	749,333	673,967
Other	20,438	20,990

Total current assets	1,406,825	1,181,265
Property and equipment, net	60,311	62,715
Goodwill, intangibles, net and other	552,455	544,462

Total assets	$2,019,591	$1,788,442

Accounts payable and accrued expenses	$405,561	$270,117
Current portion of long-term obligations	988	184

Total current liabilities	406,549	270,301
Borrowings under revolving credit agreement	267,348	245,300
Deferred income taxes and other liabilities	72,454	69,120

Total liabilities	746,351	584,721

Watsco’s shareholders’ equity	1,003,303	957,310
Noncontrolling interest	269,937	246,411

Shareholders’ equity	1,273,240	1,203,721

Total liabilities and shareholders’ equity	$2,019,591	$1,788,442

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Six Months Ended June 30,
	2016	2015
Cash flow from operating activities:
Net income	$115,598	$115,541
Non-cash items	21,099	18,557
Changes in working capital	(94,764)	(208,225)

Net cash provided by (used in) operating activities	41,933	(74,127)

Cash flow from investing activities:
Capital expenditures, net	(4,994)	(14,010)

Cash flow from financing activities:
Dividends on Common and Class B Common stock	(60,164)	(49,165)
Net proceeds under revolving credit agreement	22,025	131,146
Distributions to noncontrolling interest	(7,114)	(3,654)
Other	3,575	7,495

Net cash (used in) provided by financing activities	(41,678)	85,822

Effect of foreign exchange rate changes on cash and cash equivalents	54	(281)

Net decrease in cash and cash equivalents	(4,685)	(2,596)
Cash and cash equivalents at beginning of period	35,229	24,447

Cash and cash equivalents at end of period	$30,544	$21,851

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